Exhibit 10.1
[TO BE INSERTED ON RELEVANT BROKER’S LETTERHEAD]
Private and Confidential
[insert date] November 2010

[name]	URGENT
[company]
[address]	FAX CONFIRMATION REQUIRED TO BE
[address]	RECEIVED BY YOUR BROKER BY
4.00PM (AEDT)
Email: [insert details]	26 November 2010
Dear [insert name]
UNILIFE CORPORATION — PLACEMENT OFFERS & ALLOCATION FOR AUSTRALIAN RESIDENTS
We act as a placement agent for Unilife Corporation (Unilife).
Unilife is pleased to invite you to subscribe for CHESS Depositary Interests (CDIs) (each representing an interest in one-sixth of a share of common stock) and free unlisted attaching options in Unilife under a placement to raise up to approximately A$33.9 million (Placement) on the terms set out in this letter (Subscription Agreement). Details of the CDIs and free unlisted attaching options in Unilife for which you are invited to subscribe are set out in Section 2.
Unilife also proposes to offer additional CDIs to its existing Australian and New Zealand resident shareholders at the Placement Price under a Share Purchase Plan to raise up to approximately A$7 million. Unilife reserves the right to accept applications for such higher amount as the Company, in its absolute discretion, determines subject to the maximum number of CDIs which Unilife is permitted to issue under the NASDAQ Listing Rules without shareholder approval (ie, not more than 20% of the issued capital of Unilife when aggregated with the CDIs issued under the Placement). For this purpose, investors should be aware that the calculation of the 20% limit under the NASDAQ Listing Rules is determined differently to the calculation of Unilife’s 15% issue capacity under the ASX Listing Rules.
1.	Summary of the Placement
The following are the principal terms of the Placement and defined terms used in this Subscription Agreement:

Company or Unilife	Unilife Corporation (ARBN 141 042 057)

Placement	The proposed issue by the Company of (i) the Placement CDIs at the Placement Price and (ii) the Placement Options to sophisticated and professional investors in Australia.

Amount of Placement	Up to A$33.9 million.

The Company reserves the right to accept any lesser amount raised under the Placement at its absolute discretion.

To the extent that the Company receives applications for in excess of A$28.3 million, the issue of the Tranche 2 Placement Options will be subject to Shareholder Approval as described below.

Option Agreement	The Option Agreement setting out the terms on which the Placement Options will be granted in the form annexed to this Subscription Agreement.

Subscription Agreement for Unilife Placement	Page 2

Placement CDIs	Up to 39,986,592 CDIs in the Company (each representing an interest in one-sixth of a share of common stock) to be issued under the Placement at the Placement Price.

Placement CDIs will be quoted on ASX and the Company’s shares of common stock are quoted on NASDAQ.

Subject to ASX approval, all CDIs in the Company (including CDIs which may be issued upon conversion of the Underlying Shares) will be subject to a FOR US restriction which will prevent resale of such CDIs into the US without a registration statement or an available exemption from registration. In addition, the Underlying Shares may not be resold in the US without registration or an available exemption from registration.

Placement Price	A$0.85 per CDI (equivalent to A$5.10 per share of common stock in the Company).

Placement Options	For every 24 Placement CDIs allotted, investors will be issued for nil cash consideration, two free unlisted options (a Tranche 1 option and a Tranche 2 option) in the Company. Fractional entitlements to Placement Options will be rounded down to the nearest whole number of Placement Options.

Each option will entitle the investor to subscribe for one fully paid share of common stock in the Company. Investors may elect to receive the Underlying Shares issued on exercise of the Placement Options in the form of common stock or CDIs (with each CDI representing an interest in one-sixth of a share of common stock).

The options will be issued with an exercise price per share of common stock of: Tranche 1 — A$7.50 (equivalent to A$1.25 per CDI), Tranche 2 A$12.00 (equivalent to A$2.00 per CDI) on the terms and conditions set out in the Option Agreement.

In the event that the Company receives applications under the Placement for in excess of A$28.3 million, the issue of the Tranche 2 options will be subject to the Company obtaining Shareholder Approval for their issue.

Shareholder Approval	The issue of the Tranche 2 Placement Options will, in the event that Unilife receives applications under the Placement in excess of A$28.3 million, be conditional upon approval being obtained from shareholders of Unilife for their issue in accordance with ASX Listing Rule 7.1 at an extraordinary meeting of shareholders of the Company which is scheduled to occur in late January 2011.

Unilife does not warrant that shareholder approval (if required) will be obtained for the issue of the Tranche 2 Placement Options.

Underlying Shares	The shares of common stock in Unilife Corporation issued to investors on exercise of the Placement Options.

Use of Proceeds	Unilife intends to use the proceeds raised from the Placement for the purchase of capital equipment, for general operations and to cover the costs of the Placement.

Notwithstanding the above, the Unilife reserves the right to change the use of proceeds in its sole discretion, from time to time.

Subscription Agreement for Unilife Placement	Page 3
2.	Your allocation
Unilife is pleased to confirm that you, as the addressee of this Subscription Agreement (you), are invited to subscribe for the number of Placement CDIs and Placement Options set out below.

	Subscription	DVP settlement funds	If not settling via DVP -
Number of securities	amount (A$)	required by	funds required by
[insert amount] Placement CDIs [insert amount] Placement Options*	A$[insert amount]	5:00pm, Thursday 2 December 2010 (Australian Eastern Daylight Time)	If paying by cheque - 5.00pm on Monday 29 November (Australian Eastern Daylight Time) If paying by electronic funds transfer - 5.00pm, on Tuesday 30 November 2010 (Australian Eastern Daylight Time)

*	Investors will receive two Placement Options (a Tranche 1 option and a Tranche 2 option) for every 24 Placement CDIs which they subscribe for under the Placement.
This offer is made to you on the terms and conditions set out in this Subscription Agreement. The term “you” in this letter shall include any person or entity which applies for or is allotted Placement CDIs and/or Placement Options on your behalf, including as nominee or custodian.
By returning the completed Placement Application Form (attached to this Subscription Agreement) including the making of your investor representations in this Subscription Agreement and the Option Agreement, you are irrevocably applying for the allotment and issue to you of the number of Placement CDIs and Placement Options set out above on the terms set out in this Subscription Agreement and the Option Agreement without the need for any separate instrument of application.
Upon receipt of the completed Placement Application Form together with payment of the above Subscription Amount in cleared funds the Company agrees to allot and issue to you the number of Placement CDIs and Placement Options set out above.
Upon the allotment of Placement CDIs and Placement Options to you, you agree to:
(a)	accept the Placement CDIs and Placement Options issued to you on the terms of the offer as set out in this Subscription Agreement;

(b)	be bound by the Company’s certificate of incorporation and by-laws; and
(c)
authorise your name to be placed on the register of members of the Company as the legal owner of the Placement CDIs and on the Company’s option register as the legal owner of the Placement Options issued to you.

Pursuant to the terms of the Placement Application Form and this Subscription Agreement, you acknowledge that the Placement CDIs, Placement Options and the Underlying Shares have been offered and will be sold to you, in compliance with Regulation S of the United States Securities Act of 1933, as amended (the US Securities Act) and, as a result, the Placement CDIs, the Placement Options and the Underlying Shares will constitute “restricted securities” as such term is defined under Rule 144 of the US Securities Act. In light of the restricted nature of the Placement CDIs, the Placement Options and the Underlying Shares, you covenant and agree (i) not to sell the Placement CDIs, the Placement Options or the Underlying Shares except as permitted under the US Securities Act pursuant to registration or to an exemption from registration, and (ii) not to engage in hedging transactions involving the Placement CDIs, the Placement Options or the Underlying Shares unless in compliance with the US Securities Act. You also covenant and agree that you will not exercise the Placement Options unless at the time of exercise (i) you are outside the United States and (ii) you are not a US person, as defined in Regulation S (and will not be acquiring the Underlying Shares on behalf of or for the account of or benefit of, a US person).

Subscription Agreement for Unilife Placement	Page 4
3.	Timetable
The proposed timetable for the Placement is as follows:

Action	Time*
Return of Placement Application Form to Brokers	by 4.00pm on 26 November 2010
Payment of subscription amount (if paying subscription amount by cheque)**	by 5.00 pm on 29 November 2010
Payment of subscription amount (if paying subscription amount by EFT)	by 5.00pm on 30 November 2010
Settlement via DVP	2 December 2010
Allotment of Placement CDIs	3 December 2010
Allotment of Placement Options (not subject to shareholder approval being obtained)	10 December 2010***
Unilife Extraordinary Meeting of shareholders to consider resolution to approve the issue of the Tranche 2 Placement Options (if required)	late January 2011
Allotment of Tranche 2 Placement Options (if Shareholder Approval is required to be obtained for their allotment)	within 3 business days after the Extraordinary Meeting****

*	All times above are references to Australian Eastern Daylight time.

**	Settlement via DVP or by electronic funds transfer is preferred to settlement by cheque.

***	Delay in timing of allotment is necessary to effect the preparation and delivery of option certificates.

****	Assuming shareholder approval is obtained at the Extraordinary Meeting
Quotation of the CDIs on ASX will occur following allotment of the relevant Placement CDIs. The Company will not apply for listing of the Placement Options on ASX, NASDAQ or any other exchange.
Please note that the above timetable may change without consultation with you and you are bound by your Subscription Agreement, notwithstanding any such changes to the timetable.
The Company reserves the right not to proceed with the Placement or any part of it at any time before the allotment of Placement CDIs and Placement Options to you. If the Placement or any part of it does not proceed or is cancelled, all relevant Subscription Amounts relating to the cancelled part of the Placement will be refunded (without interest).
4.	Rights and restrictions attaching to the Placement CDIs, the Placement Options and the Underlying Shares
The Placement CDIs will rank pari passu in all respects with the CDIs of Unilife on issue as at the date of their allotment. The Placement CDIs are being offered pursuant to the Regulation S exemption from registration under the US Securities Act, and as such, cannot be offered or sold to “US persons” (as defined under Regulation S of the US Securities Act).

Subscription Agreement for Unilife Placement	Page 5
Subject to ASX approval, all CDIs in the Company will be subject to a FOR US restriction which will prevent resale of such CDIs into the US without a registration statement or an available exemption from registration.
Investors should be aware that restrictions will be imposed on the ability of an investor to convert the Placement CDIs into shares of common stock in Unilife until a registration statement has been filed with the SEC.
The Placement Options will be options to acquire common stock in Unilife and will be issued on the terms set out in the Option Agreement. The Placement Options will not be listed on ASX, NASDAQ or any other exchange. Investors should be aware that the Underlying Shares will bear a legend stating that transfers of the shares will be prohibited except in accordance with Regulation S, pursuant to a registration statement or pursuant to an available exemption from registration and that hedging transactions involving the Placement Options and the Underlying Shares may not be conducted unless in compliance with the US Securities Act.
Investors should further be aware that allotment of the Tranche 2 Placement Options may be subject to Shareholder Approval as described in Section 1 above.
Upon allotment, Unilife will apply for official quotation of the Placement CDIs on ASX. Please note that ASX Participating Organisations (as defined in the ASX Business Rules) cannot deal in the Placement CDIs either as principal or agent until official quotation is granted in respect of the CDIs. The Placement Options and the Underlying Shares are being or will be offered pursuant to the Regulation S exemption from registration under the US Securities Act and as such cannot be offered or sold to ‘US’ persons as defined under Regulation S of the US Securities Act.
5.	Issue of Placement CDIs and Placement Options
Placement CDIs — DVP settlement
Subject to the Company receiving payment in full for your Subscription Amount, the Placement CDIs will be issued on a DVP basis on 3 December 2010.
Placement CDIs — Non-DVP settlement
Subject to the Company receiving payment in full in cleared funds for the Subscription Amount, the Placement CDIs will be issued on 3 December 2010.
Placement Options
The Placement Options (excluding any Tranche 2 Placement Options which are subject to Shareholder Approval) will, subject to the Company receiving payment in full for your Subscription Amount, be issued on 10 December 2010.
In the event that Shareholder Approval is required for the allotment of the Tranche 2 Placement Options, allotment of the Tranche 2 Placement Options will occur (subject to Shareholder Approval for their issue being obtained which is expected to take place in late January 2011) within 3 business days after the Extraordinary Meeting approving their allotment.
6.	Offer personal
The invitation for you to subscribe for Placement CDIs and Placement Options on the terms and conditions set out in this Subscription Agreement is personal to you. You may not, prior to allotment of the Placement CDIs and Placement Options, assign, transfer or deal in any other manner, with Placement CDIs and Placement Options, or your rights or obligations under this Subscription Agreement without the prior written agreement of Unilife.

Subscription Agreement for Unilife Placement	Page 6
7.	Representations, warranties and agreements
By accepting this invitation (by returning the completed Placement Application Form) you represent, warrant and agree for the benefit of Unilife and its related bodies corporate and any officers, employees, agents, advisers or brokers of any of them (affiliates) that:
(a)	You are:
(i)	a “Sophisticated Investor” under section 708(8) of the Corporations Act 2001 (Cth) (Corporations Act); or
(ii)	a “Professional Investor” under section 708(11) of the Corporations Act.
(b)
You confirm that you are in compliance with all relevant laws and regulations and will not cease to be in compliance if you apply for Placement CDIs and Placement Options on the terms set out in this Subscription Agreement.

(c)
In accepting this offer to apply for Placement CDIs and Placement Options on the terms set out in this Subscription Agreement you are not subscribing for Placement CDIs and Placement Options for the purpose of selling or transferring the Placement CDIs and Placement Options issued to you or granting, issuing or transferring interests in, or options over the Placement CDIs and Placement Options within 12 months of their date of issue. This confirmation is understood to be a statement by you of present intention only but not an undertaking not to sell, particularly where your investment objectives or market conditions change.

(d)	You acknowledge that no disclosure document has been prepared under the Corporations Act in connection with the offer of the Placement CDIs or the Placement Options.
(e)
You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of a subscription for Placement CDIs and Placement Options and you acknowledge that an investment in Placement CDIs and Placement Options involves a degree of risk.

(f)	You have the financial ability to bear the economic risk of an investment in the Placement CDIs and Placement Options.
(g)
You are aware that publicly available information about Unilife can be obtained from ASX (including its web site http://www.asx.com.au), the SEC (including its website http://www.sec.gov) and that certain publicly available information about Unilife can be obtained free of charge from Unilife’s web site: www.unilife.com.

(h)
You have had access to all information that you believe is necessary or appropriate in connection with your application for Placement CDIs and Placement Options. You acknowledge and agree that you will not hold Unilife or its affiliates or any of their respective officers, employees, agents, advisers or affiliates responsible for any misstatements in, or omissions from, any publicly available information concerning Unilife.

(i)
You have made and relied upon your own assessment of Unilife and have conducted your own investigation with respect to the Placement CDIs and Placement Options and Unilife including, without limitation, the particular tax consequences of subscribing, owning or disposing of Placement CDIs and Placement Options in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

(j)
You have not relied on any representations made by Unilife, its affiliates or any of their respective officers, employees, agents, advisers or affiliates except as set out in this Subscription Agreement.

(k)
You have not relied on any investigation that Unilife, its affiliates or any of their respective officers, employees, agents, advisers or affiliates or any persons acting on their behalf may have conducted with respect to the Placement CDIs and the Placement Options or Unilife. None of such persons has made any representation to you, express or implied, with respect to the Placement CDIs and the Placement Options or Unilife.

Subscription Agreement for Unilife Placement	Page 7
(l)
You acknowledge that this Subscription Agreement does not constitute a securities recommendation or financial product advice and that Unilife or its affiliates have not considered your particular objectives, financial situation and needs.

(m)
You agree to be bound by the provisions of the certificate of incorporation and by-laws of Unilife upon allotment of Placement CDIs to you and the issue of the Underlying Shares on exercise of the Placement Options held by you.

(n)
Except to the extent that liability cannot be excluded by law, you acknowledge that none of, Unilife or its affiliates or any of their respective related bodies corporate, officers, employees, agents, advisers or affiliates, accept any responsibility in relation to the Placement.

(o)	You are not a Related Party (as defined in the ASX Listing Rules) of Unilife.
(p)
You acknowledge and agree that, in order to ensure that US Persons do not purchase any Placement CDIs or the Underlying Shares issued to you, a number of procedures governing the trading and clearing of CDIs will be implemented, including the application to CDIs of the status of Foreign Ownership Restriction (FOR) securities under the ASX Settlement Operating Rules and the addition of the notation “FORUS” to the CDI description on ASX trading screens and elsewhere, which will inform the market of the prohibition on US Persons acquiring CDIs.

(q)
You understand and agree that the offer and sale to you of the Placement CDIs, the Placement Options and the Underlying Shares has not been and will not be registered under the US Securities Act or the laws of any state or other jurisdiction in the United States but rather the issue of the Placement CDIs and the Placement Options under this Subscription Agreement and the issue of the Underlying Shares on exercise of the Placement Options will be made in reliance on an exemption from registration contained in Regulation S under the US Securities Act for offers and sales made outside of the US. Therefore, you agree that (i) you may not and will not offer, sell, pledge, transfer or otherwise dispose of any Placement CDIs, any Placement Options or any Underlying Securities in the United States or for the account or benefit of a U.S. person (as defined in Regulation S of the US Securities Act) (US Person) unless and until the Placement CDIs, the Placement Options or the Underlying Shares (as applicable) are registered under the US Securities Act (which you acknowledge Unilife has no obligation to do) or offered, sold, pledged, transferred or otherwise disposed of in a transaction exempt from, or not subject to, the registration requirements of the US Securities Act or the laws of any state or other jurisdiction in the United States; and (ii) you may not engage in hedging transactions involving the Placement CDIs, the Placement Options or the Underlying Shares unless in compliance with the US Securities Act. You further acknowledge that (i) each Placement Option certificate will bear a legend stating that it and the Underlying Shares have not been registered under the US Securities Act and that such option may not be exercised by or on behalf of any US person unless registered under the US Securities Act or an exemption from registration is available, and no hedging transactions involving the Placement Options or the Underlying Shares may be conducted unless in compliance with the US Securities Act, and (ii) upon exercise of such option, you will be required to give a written certification that you are outside the US and that you are not a US person and that the Placement Option is not being exercised on behalf of a US person.

(r)
You represent that (i) at the time that you submit your Placement Application Form to the Company, (ii) at the time of allotment of the Placement CDIs and the Placement Options, and (iii) at the time of exercise of the Placement Options, you are and will be (i) outside the United States and (ii) not a US person, as defined in Regulation S and are not and will not be acquiring the Placement CDIs, the Placement Options or the Underlying Shares on behalf of or for the account of or benefit of, a US person.

Subscription Agreement for Unilife Placement	Page 8
(s)	You have full corporate power and lawful authority to execute and deliver this Subscription Agreement and to perform, or cause to be performed, your obligations under this Subscription Agreement.
(t)	This Subscription Agreement constitutes a legal, valid and binding obligation on you, enforceable in accordance with its terms.
(u)
If you are acquiring any Placement CDIs and Placement Options for an account of one or more persons, you have full power to make the foregoing acknowledgments, representations, warranties and agreements on behalf of each such person and you will take reasonable steps to ensure that each such person will comply with its obligations herein.

(v)
You acknowledge that Unilife and its affiliates will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements and agree that if any such acknowledgments, representations or warranties are no longer accurate, you will notify Unilife immediately. You indemnify Unilife, its affiliates and their respective officers, employees, advisers and affiliates against any loss, damage or costs incurred and arising out of or in relation to any breach by you of the acknowledgments, representations, warranties and agreements.

(w)
You acknowledge that if you have material non-public information regarding the Company insider trading restrictions may apply to you. You agree not to, and not to cause any other person to, trade any of the Company’s securities after you have had access to material non-public information if doing so would be a breach of insider trading restrictions.

8.	Confidentiality
You must not disclose the contents of this Subscription Agreement, any transactions contemplated by this Subscription Agreement or any information provided to you with respect to the Company or the Placement without the prior written consent of the Company, except to the extent that the disclosure is required by law.
9.	Announcements
You may not make any public announcement or communication concerning the transactions referred to in this Subscription Agreement without obtaining the prior written consent of Unilife except as required by law or a regulation of a stock exchange.
10.	Governing law and jurisdiction
This Subscription Agreement between us arising out of your acceptance of the terms of this invitation to apply for Placement CDIs and Placement Options shall be governed by the laws of New South Wales, Australia and you agree to submit to the exclusive jurisdiction of the courts of that State.
11.	Entire agreement
The terms contained in this Subscription Agreement including, without limitation, the Option Agreement and your executed Placement Application Form, constitute the entire agreement among you and Unilife and your participation in the Placement to the exclusion of all prior representations, understandings and agreements among you and Unilife. Any variation of the terms of this Subscription Agreement must be in writing signed by Unilife and you.
12.	Notices
Any notice to be given relating to the offer of Placement CDIs and Placement Options or this Subscription Agreement may be sent by mail or by facsimile to the facsimile number of the party to whom the notice is sent and will be deemed to have been given one business day after being mailed or upon the successful transmission to that facsimile number.

Subscription Agreement for Unilife Placement	Page 9
13.	Commission
The Company has agreed to pay to the brokers in connection with the Placement a cash payment of 5% of the value of the CDIs allotted under the Placement.
14.	Placement application form & payment details
To confirm your irrevocable application for the allotment and issue of the number of Placement CDIs and Placement Options set out in Section 2 above to you, on the terms set out in this Subscription Agreement and your acceptance of the terms and conditions of the Placement as set out in this Subscription Agreement, please complete, sign and return a copy of the Placement Application Form to us by fax on or before 4.00pm (Australian Eastern Daylight Time) on Friday, 26 November 2010 to:
[insert name of Broker]

Fax No:	[insert details]
Attention:	[insert name]
DVP
As it is the intention that settlement of your participation in the Placement will be by way of DVP, we will require cleared funds in your account with us to enable settlement. We will discuss this directly with you.
In the event that you decide not to settle by DVP:
Electronic funds transfers:
Electronic funds transfers must be made in Australian currency and all transfer fees and bank charges must be deducted from the sending bank. Transfers should be directed as follows:

Account Holder:	Unilife Medical Solutions Limited
Account Name:	Unilife Medical Solutions Limited — Subscription Account
Bank Name:	Westpac Banking Corporation
Branch:	Royal Exchange
BSB (Australian transfers):	032-002
Account Number:	398135
Reference:	Please ensure that the EFT contains a reference to the name of the applicant as set out on the Application Form and the name of the placement agent.
Cheque payment:
Please make cheques payable to Unilife Medical Solutions Limited — Subscription Account in Australian currency, cross it and mark it “Not Negotiable”. Cheques must be drawn on an Australian Bank and in Australian currency.
Please note that payment by cheque is not the preferred option for settlement of funds as there is no certainty that the Company will have cleared funds to enable settlement by the planned date.

Subscription Agreement for Unilife Placement	Page 10
Any questions relating to settlement should be directed to Andrew Cohen on +61 2 9229 2766. Please note that while this settlement is being undertaken via CHESS it is not covered by the National Guarantee Fund.
Yours faithfully,
[insert name]
[insert name of Broker]

Enclosures:	Placement Application Form
Option Agreement